EXHIBIT 10.2

Dated 20 December 2019

AEN 01 B.V.

as Issuer

and

[*]

as Subscriber

SUBSCRIPTION AGREEMENT

In relation to EUR 2,150,000 convertible bonds issue

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Index

Clause Page

Contents

1	Definitions and Interpretation	3
2	Issue and Subscription of the Bonds	5
3	Subscription to the Bonds	5
4	Conditions Precedent	6
5	Mandatory Cancellation	6
6	Payment of the Subscription Price - Registration	6
7	Application of the Subscription Price	7
8	Transfer by the Subscriber	7
9	Representations	7
10	Conduct of Business by the Subscriber	7
11	Currency of Account	7
12	Notices	8
13	Partial Invalidity	8
14	Remedies and Waivers	8
15	Amendments and Waivers - Subscriber’s Consent	9
16	Duration	9
17	Applicable Law and Jurisdiction	9
Schedule 1 Subscriber		10
Schedule 2 Terms and Conditions		11
Schedule 3 Conditions Precedent
Schedule 4 Form of Subscription Notice
Schedule 5 Notices

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THIS AGREEMENT IS ENTERED INTO AMONG:

(1)	AEN 01 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, having its registered address at Evert van de Beekstraat 104, The Base B, 1118 CN, Schiphol, registered with the Dutch Chamber of Commerce under 75068370 (the “Issuer”); and

(2)	[*] (the “Subscriber”).

IT IS AGREED AS FOLLOW

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreement” means this subscription agreement.

“Bonds” means the twenty-one (21) convertible bonds denominated in euros, governed by the terms and conditions of this Agreement (and in particular the Terms and Conditions) and to be issued by the Issuer pursuant to this Agreement.

“Commitment” means in relation to the Subscriber, the amount set out opposite the Subscriber’s name in Schedule 1 (Subscriber) to the extent not cancelled or transferred by it under this Agreement, being two million one hundred fifty thousand euro (EUR 2,150,000) at the date of this Agreement.

“Issue” means the issue of the Bonds.

“Issue Date” means the date on which the Bonds are issued.

“Long Stop Date” means the date falling one (1) month after the Signing Date.

[*]{Subscriber], a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France, having its registered office at.

“Nominal Value” means the nominal value of each Bond, i.e. minimal one hundred thousand euro (EUR 100,000) per Bond.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

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“Participation Office” means the office or offices identified by the Subscriber as the office or offices through which it will perform its obligations under this Agreement.

“Parties” means the Issuer and the Subscriber.

“Project Company” means ZONNEPARK RILLAND B.V. a private limited liability company having its corporate seat in Woensdrecht, the Netherlands, and having its registered address at Grindweg 1a, (4634 PP) Woensdrecht, the Netherlands, registered with the trade registry of the Chamber of Commerce under number 69321361, owning all assets, rights and liabilities related to the Solar Park.

“Signing Date” means the date on which this Agreement is signed by the Parties.

“Share Purchase Agreement” or “SPA” means an agreement for the sale and purchase of all issued and outstanding shares in the Project Company dated July 29, 2019 between Coöperatie Unisun Energy U.A., a cooperation with excluded liability incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands, with its registered office at Westblaak 35, 3012 KD, Rotterdam, the Netherlands and registered in the commercial register under number 66682037 and duly represented by Mr. Han Feng Xu (the Seller) and PCG_HOLDCO UG, a corporation incorporated under the laws of Germany, with its business seat in Heppenheim, Germany, registered in the commercial register of Local court of Munich under HRB 239378 and duly represented by Mr. Vincent Browne (the Original Purchaser) and the Project Company.

“SPA Addendum” means an addendum agreement dated 13 December 2019 between the Seller, the Original Purchaser, the Project Company, the Issuer and Alternus Energy Inc., a company incorporated under the laws of the State of Nevada, having its registered address at One World Trade Center, Suite 8500, NY 10007, New York, the United States of America, registered with the secretary of state of the State of Nevada, United States of America under number E0837352006-2 (Alternus Inc) amending the SPA.

“Subscription Date” has the meaning ascribed to this term in Clause 3.3 (Delivery of a Subscription Request) of this Agreement.

“Subscription Notice” means a “bulletin de souscription” related to the Bonds to be subscribed by the Subscriber, and substantially in the form set out in Schedule 4 (Form of Subscription Notice).

“Subscription Price” means the aggregate price payable in consideration for the issue of the Bonds as determined pursuant to Clause 6.1 (Subscription Price).

“Terms and Conditions” means the terms and conditions of the Bonds in the agreed form and substance as set out in Schedule 2 (Terms and Conditions).

“VAT” means value added tax as provided for in the Dutch “Wet op de Omzetbelasting 1968”

and any other tax of a similar nature.

1.2	Construction

(a)	The principles of construction set out in Clause 1.2 (Construction) of the Terms and Conditions shall apply for the purpose of this Agreement mutatis mutandis.

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(b)	Unless a contrary indication appears, terms beginning with capitalised letters and not otherwise defined in this Agreement shall have the meaning given to them in the Terms and Conditions.

(c)	Unless a contrary indication appears, prior to the Issue any cross-references to or incorporations from the Terms and Conditions shall be deemed to be to or from the forms of the Terms and Conditions as set out in Schedule 2 (Terms and Conditions).

(d)	The Schedules to this Agreement form an integral part of this Agreement.

2	ISSUE AND SUBSCRIPTION OF THE BONDS

2.1	Undertaking to issue

(a)	On the Issue Date, the Issuer shall issue the Bonds for a total amount in euro equal to the Commitment and shall reserve the right to subscribe the Bonds to the Subscriber, in proportion to its Commitment immediately prior to completion of the Issue.

(b)	The Issue shall be made by private placing and shall not constitute an offer to the public as defined under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

2.2	Undertaking to subscribe

On the terms and subject to the conditions of this Agreement, the Subscriber undertakes to subscribe, on the Subscription Date, the Bonds attributable to its Commitment, being that number of Bonds the aggregate Nominal Value of which equals the Subscriber’s Commitment immediately prior to completion of the Issue and for that purpose to:

(a)	deliver to the Issuer, on the Subscription Date, a duly executed Subscription Notice in respect of the Bonds attributable to its Commitment; and

(b)	pay the Subscription Price (being an amount equal to that of its Commitment immediately prior to completion of the Issue).

3	SUBSCRIPTION TO THE BONDS

3.1	The Bonds shall be subscribed by signing a Subscription Notice.

3.2	The Subscription Notice is irrevocable.

3.3	The subscription of the Bonds shall take place on the date of execution of the Subscription Notice which shall be, in any case, no later the Long Stop Date (the “Subscription Date”).

3.4	The Subscription Notice shall specify the account and bank (which must be in the principal financial centre of a Participating Member State in which banks are open for general business that day) to which the Subscription Price is to be paid.

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4	CONDITIONS PRECEDENT

4.1	Conditions Precedent to effectiveness

This Agreement shall be effective upon its signature by all Parties and if the Subscriber has received, all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to it. The Subscriber shall promptly notify the Issuer upon being so satisfied.

4.2	Conditions Precedent to the subscription of the Bonds

Without prejudice to Clause 3 (Subscription to the Bonds), the Subscriber will be obliged to comply with Clause 2.2 (Undertaking to subscribe) if the Subscriber has received:

(a)	on or prior to the Subscription Date, the Subscriber has received, all of the documents and other evidences listed in Schedule 3 (Conditions Precedent), in form and substance satisfactory to it;

(b)	on or prior to the Subscription Date, the Subscriber has received all necessary information to enable the Subscriber to make payment in accordance with Clause 6 (Payment of The Subscription Price - Registration) of this Agreement; and

(c)	on the Subscription Date no Event of Default is continuing or would result from the Issue.

5	MANDATORY CANCELLATION

If it becomes unlawful in any applicable jurisdiction for the Subscriber to perform any of its obligations as contemplated by this Agreement, to subscribe the Bonds and/or to pay that portion of the Subscription Price which is attributable to its Commitment, the Commitments shall be immediately and automatically cancelled.

6	PAYMENT OF THE SUBSCRIPTION PRICE - REGISTRATION

6.1	Subscription Price

The subscription price, in respect of the Subscriber, payable in euros, as regards the Bonds shall be equal to 100% (one hundred per cent) of the aggregate Nominal Value of the Bonds issued on the Subscription Date and to be subscribed by the Subscriber (the “Subscription Price”).

6.2	Payment of the Subscription Price

Subject to the Terms and Conditions, on the Subscription Date, the Subscriber shall:

(a)	fund through its Participation Office an amount equal to the Subscription Price which is attributable to its Commitment immediately prior to the Issue; and

(b)	wire transfer such amount to the account the coordinates of which shall have been designated by the Issuer for that purpose in the Subscription Notice.

6.3	Registration of the Bonds

Immediately upon being informed by the Subscriber that it has performed its obligations under Clause 6.2 (Payment of the Subscription Price) above, the Issuer shall (i) register the Bonds in the name of the relevant Subscriber in its register of bondholders and (ii) issue a certified copy of such register to the Bondholder.

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7	APPLICATION OF THE SUBSCRIPTION PRICE

7.1	Purpose

The Issuer undertakes to use the proceeds of the Subscription Price of the Bonds to finance the acquisition by the Issuer of 100% of the share capital, voting rights and financial rights of the Project Company plus the intragroup loan granted by the Seller to the Project Company for a total consideration defined in the SPA and the SPA Addendum.

7.2	No monitoring

The Subscriber is not bound to monitor or verify the application of the Subscription Price of the Bonds and shall be entitled to assume that the Subscription Price has been applied in accordance with Clause 7.1 (Purpose).

8	TRANSFER BY THE SUBSCRIBER

The Subscriber may not transfer any rights or obligations under this Agreement to any entity without the prior written approval of the Issuer.

Notwithstanding the above, the Issuer hereby authorises any transfer to any company managed by RGreen Invest or an Affiliate of RGreen Invest .

9	REPRESENTATIONS

The Issuer makes to the Subscriber, on the date of this Agreement all the representations and warranties set out in this clause 10 (Representations) of the Terms and Conditions as if they were incorporated into this Agreement, mutatis mutandis.

10	CONDUCT OF BUSINESS BY THE SUBSCRIBER

No provision of this Agreement will:

(a)	interfere with the right of the Subscriber to arrange its affairs (tax or otherwise) in whatever manner it thinks fit, save as provided in the Terms and Conditions;

(b)	oblige the Subscriber to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Subscriber to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

11	CURRENCY OF ACCOUNT

(a)	Subject to paragraphs (b) and (c) below, euro is the sole currency of account and payment for any sum due to and from the Issuer under this Agreement.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

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(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

12	NOTICES

12.1	Subject to mandatory provisions of law, any communication to be made under or in connection with this Agreement shall be made in English, in writing and, unless otherwise stated, may be made by electronic mail or letter.

12.2	The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of the Parties for any communication or document to be made or delivered under or in connection with the Finance Documents are specified in Schedule 5 (Notices).

12.3	Save as expressly provided herein, any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by way of electronic mail, when actually received in readable form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

and, if a particular department or officer is specified as part of its address details provided under Clause 12.2, if addressed to that department or officer.

12.4	Any communication or document to be made or delivered to the other Party will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer specified as part of its address details under Clause 12.2 above (or any substitute department or officer as it shall specify for this purpose).

12.5	Promptly upon receipt of notification of an address and electronic mail address or change of address or electronic mail address pursuant to Clause 12.2 or changing its own address, electronic mail or address, the relevant Party shall notify the other Party.

13	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Subscriber, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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15	AMENDMENTS AND WAIVERS - SUBSCRIBER’S CONSENT

Any term of this Agreement may be amended or waived only with the consent of the Subscriber and the Issuer and any such amendment or waiver will be binding on all the Parties.

16	DURATION

16.1	Termination

Subject to Clause 16.2 (Survival) below, this Agreement shall terminate (i) upon subscription in full of the Bonds in accordance with this Agreement, (ii) otherwise following a mandatory cancellation in full in accordance with Clause 5 (Mandatory Cancellation) or, (iii) on the Long Stop Date if the Bonds have not been issued before such date.

16.2	Survival

The rights and obligations of the Parties under Clause 17 (Applicable Law and Jurisdiction) inclusive shall survive completion of the Issue.

17	APPLICABLE LAW AND JURISDICTION

17.1	Governing Law

This Agreement (including this Clause 17), the Bonds and any related documents, including any non-contractual obligations arising hereunder or in connection herewith, are subject to and shall be construed in accordance with Dutch law.

17.2	Jurisdiction

All disputes (including this Clause 17) arising between the parties concerning the validity, interpretation or performance of this Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be settled at first instance exclusively by the court (rechtbank) of Amsterdam.

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SCHEDULE 1

SUBSCRIBER

Name of Subscriber	Commitment (euro)
[*]	EUR 2,150,000
TOTAL	EUR 2,150,000

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SCHEDULE 2

TERMS AND CONDITIONS

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AEN 01 B.V.

A private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, having its registered address at Evert van de Beekstraat 104, The Base B, 1118 CN, Schiphol, registered with the trade registry of the Chamber of Commerce under number 75068370.

TERMS AND CONDITIONS

in relation to EUR 2,150,000 convertible bonds issue

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Index

Clause Page

Contents

1	DEFINITIONS AND INTERPRETATION	14
2	THE BONDS	23
3	REDEMPTION	24
4	CONVERSIO	25
5	INTEREST	26
6	DEFAULT INTEREST	27
7	TAX INDEMNITIES	28
8	MITIGATION BY THE BONDHOLDERS	30
9	COSTS AND EXPENSES	30
10	REPRESENTATIONS	31
11	INFORMATION UNDERTAKINGS	34
12	UNDERTAKINGS	36
13	ACCOUNTS	41
14	EVENTS OF DEFAULT	42
15	LIMITED RECOURSE AGAINST THE BONDHOLDER	45
16	OFFER OF BONDS AND CHANGES TO THE BONDHOLDERS	46
17	NO CHANGE OF THE ISSUER	48
18	PAYMENT MECHANICS	49
19	SET-OFF	49
20	PASSING OF TIME	49
21	GOVERNING LAW	50
22	SUBMISSION TO JURISDICTION	50
SCHEDULE 1 FORM OF TRANSFER AGREEMENT

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SECTION 1 INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In these Terms and Conditions:

“Account Bank” means any bank appointed to be the Account Bank pursuant to Clause 13.1 (General account provisions), in the books of which is opened the Issuer Bank Account.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Alternus Energy Inc.” means, a company incorporated under the laws of the State of Nevada, having its registered address at One World Trade Center, Suite 8500, NY 10007, New York, the United States of America, registered with the secretary of state of the State of Nevada, United States of America under number E0837352006-2.

“Authorisations” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Cash for Distributions” has the meaning given to it in Clause 13.2 (Issuer Bank Account).

“Base Currency” or “€” or “EUR” means Euro.

“Bond” means each convertible bond issued pursuant to and governed by these Terms and Conditions and the Subscription Agreement.

“Bondholders” means, at any time, the holders of the Bonds, and “Bondholder” means any one of them.

“Bondholder Regulations” means the rules and regulations applicable to the Bondholder, including the constitutional documents of the Bondholder (règlement du fonds), the relevant provisions of the French Monetary and Financial Code (Code monétaire et financier), the general regulations of the French financial market’s authority (règlement général de l’autorité des marchés financiers (AMF)) and its implementing instructions and recommendations.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Netherlands in addition, a TARGET Day.

“Business Plan” means the last Business Plan related to the Issuer and to the Project Company agreed between the Issuer and the Bondholder provided at the signature date of the Subscription Agreement and as set out in annex 6 (Business Plan) of the Subscription Agreement. It is specified that such Business Plan can be amended by the Issuer, subject to the prior and reasonable approval of the Bondholder.

“Cash Waterfall” has the meaning ascribed to it in Clause 13.2(b) (Withdrawals from the Issuer Bank Account).

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“Conversion Notice” has the meaning provided in clause 4 (Conversion). “Conversion Right” has the meaning provided in clause 4 (Conversion). “Distribution” means

(a)	any payment or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) declared, paid or made on or in respect of the shares (or any class thereof) in the Issuer; or

(b)	any repayment or distribution of any dividend or share premium reserve by the Issuer; or

(c)	any payment of interest, principal or any other amount owed by the Issuer to any Affiliate or to any person on its behalf, whether in cash or in kind, including any purchase by the Issuer of such Financial Indebtedness; or

(d)	any payment or discharge by way of set-off, counterclaim or otherwise in respect of Financial Indebtedness made by the Issuer to an Affiliate; or

(e)	any payment of any management fees to be paid by the Issuer to the Shareholder.

“Event of Default” means any event or circumstance specified as such in Clause 14 (Events of Default).

“Finance Documents” means the Subscription Agreement, any Subscription Notice, these Terms and Conditions, the Security Documents, and any other document designated as such by the Issuer and the Bondholder.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the GAAP, IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

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(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“Financial Statements” means the annual financial statements relating to the Issuer.

“Financial Year” means in relation to an entity, the annual accounting period of such entity ending on a calendar year-end.

“First Interest Payment Date” means 31 December 2020.

“GAAP” means in relation to the Shareholder, the Issuer and the Project Company, the generally accepted accounting principles in Netherlands, and for any new shareholder, in their jurisdiction of incorporation.

“General Meeting” means a general meeting of the Bondholders.

“Holding Company” means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“Interest” has the meaning given to it in paragraph (a) of Clause 5.1 (Calculation of Interest). “Interest Payment Date” has the meaning ascribed to it in Clause 5.3 (Payment of Interest).

“Interest Period” means each period in respect of which Interest is calculated in accordance with Clause 5.2 (Interest Periods) and in relation to any Unpaid Sum, each period determined in accordance with Clause 6 (Default Interest).

“Issue” has the meaning given to it in the Subscription Agreement. “Issue Date” means the date on which the Bonds are issued.

“Issuer” means AEN 01 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, having its registered address at Evert van de Beekstraat 104, The Base B, 1118 CN, Schiphol, registered with the trade registry of the Chamber of Commerce under number 75068370.

“Issuer Bank Account” means the account to be opened by the Issuer and to be held by the Issuer with the Account Bank and to be operated in accordance with Clause 13 (Accounts).

[*]

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“Material Adverse Effect” means any effect resulting from any event or circumstance (or any combination thereof) which in each case is or could reasonably be expected to be materially adverse to the Project or the business or the assets or the financial situation of the Issuer or the Project Company and, at the same time, adverse to:

(a)	the ability of the Issuer to perform its obligations under any Transaction Document to which it is a party to;

(b)	the legality, validity or enforceability of any Transaction Document or the rights of any Bondholder under any relevant Finance Document;

(c)	the validity, perfection or priority of or enforceability of any security interest created pursuant to any Security Document.

“Maturity Date” means the date falling eight (8) years after the Issue Date.

“Nominal Value” has the meaning which is ascribed to it in Clause 2.1 (Number and denomination).

“Non-Cooperative Jurisdiction” means an “Etat ou territoire non coopératif” (non- cooperative state or territory) as set out in the list referred to in Article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

“Participation” means, at any given date, for any Bondholder, and as the context requires, either: (i) the number of Bonds held by that Bondholder; (ii) the number of Bonds held by that Bondholder compared to the total number of Bonds then outstanding; or (iii) the proportion borne by such Bondholder’s share of the Principal to the total of the Principal.

“Participation Office” means the office or offices of a Bondholder as the office or offices through which it will hold the outstanding Bonds which are registered in its name.

“Party” means the Issuer and each Bondholder.

“Principal” means, at any time, the aggregate of the Nominal Value of the Bonds. “Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any Finance Document;

(b)	arising under the Project Facility Agreement and any finance documents related to the Project Facility Agreement; and

(c)	any other Financial Indebtedness created with the prior written consent of the Bondholder.

“Permitted Security” means:

(a)	any Security created pursuant to any Security Document;

(b)	any Security created pursuant to the Project Facility Agreement and any finance documents related to the Project Facility Agreement (including any hedging agreement);

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(c)	any Security arising under the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association; or

(d)	any lien arising by operation of law in any jurisdiction.

“Permits” means each permit, consent, concession, authorisation licence or approval by any authority or person necessary or expedient for the construction and the operation of the Solar Park and for the business of the Project Company.

“PPA” means the long-term power purchase agreement for the purchase of all electricity produced by the Solar Park, together with its related subsidy, as well as any future agreements, in terms acceptable for the Bondholders.

“Project” means the project relating to the financing, construction, installation, commissioning, operation and maintenance of the Solar Park on the Site, and selling all electricity produced by the Project Company (except that fraction necessary for the electrical consumption of the Solar Park).

“Project Documents” means the PPA, any operating and maintenance agreement and any engineering procurement construction contract.

“Project Company” has the meaning given to it in the Subscription Agreement. “Project Event” means:

(A)	any of the following events with respect to any Authorisation required by applicable law, which is material for the construction, connection and operation of the Project (including, without limitation any environmental permit):

(a)	any such Authorisation is not obtained or effected by the time in which it is required for the purpose of implementing the Project;

(b)	a prejudicial modification or amendment of such Authorisation in any material respect without the prior consent of the Bondholder; or

(c)	any actual or threatened in writing annulment, cancellation, revocation, repudiation, termination or suspension of any such Authorisation by any competent authority or third party legal action or such Authorisation ceasing to be in full force and effect.

(B)	the Warranted Performance Ratio as defined in the EPC contract dated 24 October 2018 by and between Zonnepark Rilland B.V. and Coöperatieve Unisun Energy U.A. has not been achieved and has not been duly compensated.

“Project Facility Agreement” means the Dutch law senior facility agreement dated 24 October 2018 entered into between, among others, the Project Company and Coöperatieve Rabobank U.A. in connection with the Project.

“Protected Party” means a Bondholder which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

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“Qualifying Bondholder” means a Bondholder which fulfils the conditions imposed by Dutch law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction, subject to the completion of any necessary procedural formalities.

“Register” has the meaning given to this term in Clause 16.1 (Transfer of Bonds).

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on the Issuer; or

(b)	otherwise imposed by any law or regulation binding on the Issuer or to which the Issuer is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America).

“Sanctioned Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Security” means a mortgage, charge, pledge, lien (privilèges) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means the security agreements to be entered on or about the Signing Date into between, the Issuer and the Bondholder pursuant to which the Issuer grants a first ranking pledge over (i) the shares issued by the Issuer, (ii) the receivables resulting from any shareholder loans granted by the Shareholder to the Issuer, and (ii) the Issuer Bank Account, for the benefit of the Bondholder.[1]

“Security Documents” means, at the Signing Date, the Shares Pledge Agreement, the Shareholder Loan Pledge Agreement, the Security Agreement, and, after the Signing Date, any document evidencing or creating Security (including the Shares Pledge Agreement, the Security Agreement), agreed between the Issuer and the Bondholders, to secure any obligation of the Issuer to the Bondholders under the Finance Documents.

“Shares Pledge Agreement” means the share pledge agreement in relation to the Issuer’s shares held by the Shareholder and entered into on or about the Signing Date between, inter alios, the Shareholder as pledgor and the Bondholder as beneficiary, pursuant to which the Shareholder grant a first ranking pledge over the shares held in the Issuer to the benefit of the Bondholder.

“Shareholder” means, at the Subscription Date, Alternus Energy Inc., and any other entity that becomes a shareholder of the Issuer in accordance with the terms of the Finance Documents.

“Signing Date” means the date on which the Subscription Agreement is signed by the Issuer and the Bondholder.

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“Site” means, collectively, the parcels of land upon which the Solar Park is constructed and operated in accordance with the building permits and the facility licence located in Kreekrakweg 4, 4411 SM Rilland, Netherlands.

“Solar Park” means the solar park project with a permitted maximum installed effect of 11.75 MWp, located in Rilland in the Netherlands.

“Subscription Agreement” means the subscription agreement entered into between, inter alios, the Issuer and the Bondholder and relating to the issue and subscription of the Bonds.

“Subscription Date” has the meaning given to it in the Subscription Agreement. “Subscription Notice” has the meaning given to it in the Subscription Agreement.

“Subsidiary” means in relation to any company, corporation or other legal entity, a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the Holding Company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Holding Company; or

(c)	which is a subsidiary of another Subsidiary of the Holding Company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“SPA” has the meaning given to it in the Subscription Agreement.

“SPA Addendum” has the meaning given to it in the Subscription Agreement.

“TARGET 2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET DAY” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest amount payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Issuer to a Bondholder under a payment under Clause 7 (Tax Indemnities).

“Terms and Conditions” means these terms and conditions governing the Bonds.

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“Transaction Documents” means the Finance Documents, the Project Facility Agreement and any documents considered as “Finance Document” (as such term defined in the Project Facility Agreement) under the Project Facility Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 1 (Form of Transfer Agreement) or any other form agreed between the Bondholder and the Issuer.

“Unpaid Sum” means any sum due and payable but unpaid by the Issuer under the Finance Documents.

“VAT” means value added tax as provided under European Union law.

“Waiver Letter” means the waiver and confirmation letter from Zonnepark Rilland B.V. to Coöperatieve Rabobank U.A. dated 19 December 2019.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in these Terms and Conditions to:

(i)	any “Bondholder”, any “Party”, and the “Bondholder” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “corporate reconstruction” includes, in relation to any company any contribution of part of its business or assets in consideration of shares and any demerger implemented, as applicable, in accordance with the Dutch civil code;

(iv)	a “guarantee” includes:

(A)	any guarantee which is independent from the debt to which it relates;

(B)	any other obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	a “merger” includes any merger implemented, as applicable, in accordance with the Dutch civil code;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any joint venture, consortium or grouping (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having force of law, which persons or entities in the industry are accustomed to comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self- regulatory or other authority or organisation;

(x)	a “security interest” includes any type of security and transfer by way of security;

(xi)	audited financial statements of a company giving a “true and fair view” of its financial condition means that these audited financial statements comply with the requirements of GAAP.

(xii)	“shares” or “share capital” includes equivalent ownership interests and “shareholder” and similar expressions shall be construed accordingly;

(xiii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiv)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in these Terms and Conditions.

(d)	An Event of Default is “continuing” if it has not been remedied or waived.

(e)	Words appearing herein in the French language shall have the meaning ascribed to them under Dutch law, which shall prevail over the translation of the same into English set out herein.

(f)	The Schedules to these Terms and Conditions form an integral part of this Terms and Conditions.

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SECTION 2

TERMS AND CONDITIONS OF THE BONDS

2	THE BONDS

2.1	Number and denomination

(a)	The Issue, in an amount of two million one hundred fifty thousand Euros (EUR 2,150,000), is composed of 21 Bonds issued.

(b)	Each Bond is issued with a minimal nominal value of one hundred thousand Euro (EUR 100,000) (the “Nominal Value”).

(c)	The Bonds may be converted into shares of the Issuer as described in clause 4 (Conversion) below.

(d)	The Issue shall be made by private placing and shall not constitute an offer to the public as defined under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

(e)	In accordance with the resolutions of the board of managers of the Issuer, the issuance of the Bonds has been authorised and the subscription of the Bonds has been reserved to the benefit of the Bondholder.

2.2	Nature and form of the Bonds

(a)	The Bonds shall be in registered form.

(b)	Each Bond shall be shown as an entry in the name of the relevant holder in the books of the Issuer. No title deed or other certificate shall be or is required to be issued in respect of the Bonds.

2.3	Date of issue and subscription price

(a)	The Bonds shall be issued on the Issue Date. Each Bond shall be issued at a price equal to the Nominal Value.

(b)	The subscription price in respect of the Bonds shall be fully paid up on the Subscription Date.

(c)	The Bonds shall not be issued after the Long Stop Date.

2.4	Purpose

The Issuer undertakes to use the proceeds of the Subscription Price of the Bonds in accordance with the Subscription Agreement.

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SECTION 3

REDEMPTION AND CONVERSION

3	REDEMPTION

3.1	Redemption - Maturity

(a)	As from 31 December 2019 (included), the Bonds shall be redeemed annually on each Interest Payment Date, at an amount:

(i)	equal to minimum 5% of the Principal of all the Bonds subscribed on the Subscription Date (the “Minimum Annual Redemption Amount”); and

(ii)	not exceeding 13% of the Principal of all the Bonds subscribed on the Subscription Date (the “Maximum Annual Redemption Amount”).

(b)	It is specified that in the event a Maximum Annual Redemption Amount is not reimbursed any given year, the Issuer shall be allowed to reimburse, the following year, an amount equal to up to 13% of the Principal increased by the difference between 13% of the Principal and the amount actually redeemed the previous year.

(c)	Unless previously redeemed, converted in accordance with clause 4 (Conversion) and cancelled as provided below, the Issuer shall redeem the Bonds in full, on the Maturity Date.

3.2	Full Voluntary Redemption

(a)	As from the date falling five (5) years after the Subscription Date, the Bonds may, at the option of the Issuer, be fully redeemed on an Interest Payment Date, at an amount equal to the then Outstanding Principal of the Bonds, subject to the payment of an early redemption penalty (the “Early Redemption Penalty”).

(b)	the Early Redemption Penalty shall be calculated as follows:

(i)	the 5th year: penalty equals to twelve (12) months of Interests calculated on the basis of the Principal at the date of the Issue;

(ii)	the 6th year: penalty equals to six (6) months of Interests calculated on the basis of the Principal at the date of the Issue; and

(iii)	the 7th and 8th years: no penalty will be applied.

3.3	Redemption at the option of Bondholders due to illegality

If, in any applicable jurisdiction, it becomes unlawful for any Bondholder to hold the Bonds or it becomes unlawful for any Affiliate of a Bondholder for that Bondholder to do so for a reason not attributable to the Bondholder confirmed by a judgement:

(a)	that Bondholder shall promptly notify the Issuer upon becoming aware of that event; and

(b)	the Issuer shall redeem the Bonds held by that Bondholder on the date specified by the Bondholder in the notice delivered to the Issuer (being no earlier than the last day of any applicable grace period permitted by law) at a price equal to 100 per cent of their principal amount together with Interest accrued to such date.

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(c)	the Bondholder and the Issuer shall in good faith negotiate in order to find an alternative structure of financing.

It is therefore understood that if it becomes unlawful for any Bondholder to hold the Bonds or it becomes unlawful for any Affiliate of a Bondholder for that Bondholder to do so for a reason attributable to the Bondholder confirmed by a judgement, this Clause 3.3 (Redemption at the option of Bondholders due to illegality) does not apply.

3.4	Mandatory redemption

(a)	Change of control - Issuer

Except in accordance with the provisions of paragraph (c) of Clause 12.4 (Corporate reconstruction) if the Issuer is not or ceases to be directly or indirectly controlled by the Shareholder or a sale of all or substantially all assets of the Issuer (whether in a single transaction or a series of related transactions) in each case without the prior written consent of the Bondholder occurs, the Bondholder is entitled to request to the Issuer the prepayment of the Principal of the Bonds and related interests in full within ten (10) Business Days of such demand.

(b)	Change in shareholding of the Project Company

If the share capital, voting rights or financial rights of the Project Company or the shareholder loan granted by the Issuer to the Project Company is not or cease to be 100% owned by the Issuer or a sale of all or substantially all assets of the Project Company (whether in a single transaction or a series of related transactions) in each case without the prior written consent of the Bondholder occurs, the Bondholder is entitled to request to the Issuer the prepayment of the Principal of the Bonds and related interests in full within ten (10) Business Days of such demand.

3.5	Notice of early redemption

Any notice of early redemption given by any Party under this Clause 3 (Redemption) shall be irrevocable and, unless a contrary indication appears in these Terms and Conditions, specify the date or dates upon which the relevant early redemption is to be made.

3.6	Cancellation upon redemption

Any Bonds redeemed in accordance with these Terms and Conditions will immediately be cancelled with the effect that the Bondholder has no further rights in respect of such cancelled Bonds (including, without limitation, any Conversion Right). Any cancellation of Bonds shall be reflected in the Register.

4	CONVERSION

Subject to and as provided in these Terms and Conditions, the Bondholder shall have the right to require the conversion of all of their Bonds into new shares of the Issuer credited as fully paid (a “Conversion Right”) at any time following the occurrence of an Event of Default which is not cured within the applicable cure period provided for in these Terms and Conditions, by sending a request for conversion (the “Conversion Request”) to the Issuer.

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The percentage of the share capital of the Issuer to be held by the Bondholder upon exercise of the Conversion Right is referred to as the “Conversion Ratio”.

The Conversion Ratio of the Bonds will be determined as follows:

Year of conversion	2019	2020	2021	2022	2023	2024	2025	2026	2027
Conversion Ratio	96%	94%	92%	90%	87%	84%	80%	76%	72%

At each conversion date, the number of shares to be newly created should be calculated through the following formula:

Number of shares to be newly created = (Conversion Ratio * Initial Number)/(1-Conversion Ratio)

For purposes of this paragraph “Initial Number” means 100 shares in the capital of the Issuer.

5	INTEREST

5.1	Calculation of Interest

(a)	The Bonds shall bear interest (the “Interest”) for each Interest Period at a percentage rate per annum (the “Base Interest Rate”) equal to 8% subject to and in accordance with the terms and provisions of Clause 5 (Interest).

(b)	Interest shall be calculated on the basis of (i) the exact number of days elapsed during the relevant Interest Period (the last day being excluded) and by reference to a year of 365 (as the case may be) days (actual/actual) and (ii) the Principal from time to time (on a pro rata temporis basis) during the relevant Interest Period.

(c)	The Issuer shall as soon as practicable notify the Bondholder of the amount of interest payable under each Interest Period.

5.2	Interest Periods

(a)	The first Interest Period shall begin on the Subscription Date, and each following Interest Period shall begin on the last day of the preceding Interest Period.

(b)	Each Interest Period shall have a duration of one year, and the last Interest Period shall end on the Final Maturity Date.

(c)	By exception to paragraph (b) above, the first Interest Period shall begin on the Subscription Date and shall end on the First Interest Payment Date.

5.3	Payment of Interest

(a)	Each Interest shall be payable annually in arrears on 31 December of each year, commencing on 31 December 2020 (each, an “Interest Payment Date”).

(b)	Interest accrued with respect to each Interest Period shall be paid by the Issuer on the last day of such Interest Period.

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(c)	Any Interest accrued which is due and payable but unpaid on its due date shall be compounded on an annual basis and shall be added to the Nominal Value of each relevant Bond.

5.4	Non-Business Days

if the Maturity Date does not fall on a date which is a Business Day, payments which should have been made on the Maturity Date shall be made in full on the immediately preceding Business Day.

6	DEFAULT INTEREST

If the Issuer fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue, to the fullest extent permitted by law, on the overdue amount from the due date up to the date of actual payment (both before and after judgment), shall be compounded on an annual basis and shall be added to the Nominal Value of each relevant Bond.

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SECTION 4

ADDITIONAL PAYMENT OBLIGATIONS

7	TAX INDEMNITIES

Unless a contrary indication appears, in Clause 7 (Tax Indemnities) a reference to “determines” or “determined” means a determination made on a reasonable basis taking into account standard market practice.

7.1	Tax Gross-Up

(a)	The Issuer shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bondholder accordingly.

(c)	If a Tax Deduction is required by law to be made by or on behalf of an Issuer, the amount of the payment due from the Issuer shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Issuer is required to make a Tax Deduction, the Issuer shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer shall deliver the payment evidence reasonably satisfactory to the Bondholder that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	The Bondholder and the Issuer shall co-operate in completing any procedural formalities necessary for the Issuer to obtain authorisation to make that payment without a Tax Deduction.

7.2	Tax Indemnity

(a)	The Issuer shall (within thirty (30) Business Days of demand by the Bondholder) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax including any new withholding tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	to the extent a loss, liability or costs compensated for by an increased payment under Clause 7.1 (Tax Gross Up);

(ii)	with respect to any Tax assessed on a Bondholder:

(A)	under the law of the jurisdiction in which that Bondholder is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Bondholder is treated as resident for tax purposes; or

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(B)	under the law of the jurisdiction in which that Bondholder’s Participation Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Bondholder; or

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Issuer of the event which will give, or has given, rise to the claim.

7.3	Tax Credit

If the Issuer makes a Tax Payment and the relevant Bondholder determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Bondholder has obtained, utilised and retained that Tax Credit,

the Bondholder shall, to the extent that it can do so without prejudice to the retention of the amount of such Tax Credit, pay an amount to the Issuer which that Bondholder determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Issuer. Nothing in this Clause 7.3 (Tax Credit) shall interfere with the right of the Bondholder to arrange its affairs in whatever manner it thinks fit, but any Bondholder shall undertake to claim relief from its corporate profits or similar Tax liability in respect of such Tax in order to apply such Tax Credit and disclose to the Issuer, at its request, any information relating to the Tax Credit.

7.4	Stamp taxes

The Issuer shall pay and, within thirty (30) Business Days of demand, indemnify each Bondholder against any cost, loss or liability that Bondholder incurs in the Netherlands in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than any such cost, loss or liability arising in connection with (i) a voluntary registration made by any Bondholder if such registration is not necessary to enforce the rights of such Party or obligations of another Party under a Finance Document or (ii) a voluntary assignment, transfer, novation or sub-participation by a Bondholder of its interest under a Finance Document.

7.5	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Bondholder which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Bondholder to any Party under a Finance Document, that Party shall pay to the Bondholder (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Bondholder shall promptly provide an appropriate VAT invoice to the Issuer).

(b)	If VAT is or becomes chargeable on any supply made by any Bondholder (the “Supplier”) to any other Bondholder (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

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(c)	Where a Finance Document requires any Party to reimburse a Bondholder for any costs or expenses, that Party shall also at the same time pay and indemnify the Bondholder against all VAT incurred by the Bondholder in respect of the costs or expenses unless that Bondholder reasonably determines that it is entitled to credit or repayment from the relevant tax authority in respect of VAT.

8	MITIGATION BY THE BONDHOLDERS

8.1	Mitigation

(a)	Each Bondholder shall, in consultation with the Issuer, mitigate any circumstances which arise and which would result (x) in any amount becoming payable under, or pursuant to, or cancelled pursuant to Clause 7 (Tax Indemnities), or (y) in any amount payable under a Finance Document becoming not deductible for Dutch tax purposes by reason of that amount being (i) paid or accrued to a Bondholder incorporated, domiciled, established or acting through a Participation Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Bondholder in a financial institution situated in a Non-Cooperative Jurisdiction including (but not limited to) transferring its Bonds to another Affiliate or Participation Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Issuer under the Finance Documents.

8.2	Limitation of liability

The Issuer shall indemnify each Bondholder for all costs and expenses reasonably and duly justified incurred by that Bondholder as a result of steps taken by it under paragraph (a) of Clause 8.1 (Mitigation).

9	COSTS AND EXPENSES

9.1	Amendment costs & investigating costs

(a)	If the Issuer requests an amendment, waiver or consent (whether positive or negative) of or related to the Finance Documents, release or suspension of rights under the Finance Documents (or any proposal for any of the same), it shall, within ten (10) Business Days of demand by and in accordance with the payment instructions made by the relevant Bondholder, reimburse the relevant Bondholder for the amount of all costs and expenses (including agreed legal fees and expenses and any value added tax thereon) reasonably incurred by that Bondholder in responding to, evaluating, negotiating or complying with that request or requirement.

(b)	The Issuer shall reimburse the relevant Bondholder for the amount of all costs and expenses (including agreed legal fees and expenses and any value added tax thereon) reasonably incurred by that Bondholder in investigating any event which such Bondholder can justify that it is an Event of Default.

9.2	Enforcement costs

The Issuer shall, without delay after demand by and in accordance with the payment instructions made by the relevant Bondholder, pay to that Bondholder (or any person acting on their behalf) the amount of all costs and expenses (including legal fees and expenses and any value added tax thereon) incurred by that Bondholder (or any person acting on its behalf) in connection with the enforcement of or the preservation of any rights under any Finance Document.

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SECTION 5

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

10	REPRESENTATIONS

The Issuer makes the representations and warranties set out in this Clause 10 (Representations) to each Bondholder on the dates set out in Clause 10.20 (Times when representations are made).

10.1	Status

(a)	The Issuer is a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company), duly incorporated and validly existing under Dutch laws.

(b)	The Shareholder has full, valid, direct and undisputed ownership of the entire participation in the Issuer, free from any encumbrances and any other third party rights, save for the securities granted to the Bondholder under the Subscription Agreement, the Security Documents and under the Project Facility Agreement (if any) and any documents considered as “Finance Document” (as such term defined in the Project Facility Agreement) under the Project Facility Agreement.

(c)	It has the power to own its assets and carry on its business as it is being conducted.

10.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party and the Bonds are legal, valid, binding and enforceable obligations.

10.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the issue of the Bonds do not and will not conflict with:

(a)	any law or regulation applicable to the Issuer; or

(b)	the constitutional documents of the Issuer;

(c)	any agreement or instrument binding upon it the Issuer or constitute a default or termination event (however described) under any such agreement or instrument or any possessory lien over its respective assets;

(d)	any agreement signed by the Issuer.

10.4	Power and authority

(a)	It has the power to enter into, perform, and has taken all necessary action to authorise its entry into, performance of, the Finance Documents to which it is or will be a party, the transactions contemplated by those Finance Documents and the Issue.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party or by the Issue.

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(c)	No further corporate action of the Issuer is necessary to authorize these Terms and Conditions and/or execution, performance and delivery of the Finance Documents.

10.5	Validity and admissibility in evidence

All authorisations and permits required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party have been obtained and are in full force and effect, unless otherwise agreed in the Terms and Conditions.

10.6	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 14.1(h) (Insolvency proceedings) has been taken or, to the knowledge of the Issuer, is threatened in relation to the Issuer and none of the circumstances described in Clause 14.1(g) (Insolvency) applies to the Issuer.

10.7	No filing or stamp taxes

Under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

10.8	No default

No Event of Default is continuing or is reasonably likely to result with respect to the Issuer from the Issue or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

10.9	No misleading information

Any factual information provided in writing by the Issuer to the Bondholders was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

10.10	Financial statements

(a)	The Financial Statements will be prepared in accordance with GAAP consistently applied.

(b)	The Financial Statements will represent a true and fair view of the financial condition and operations of the Issuer as the end of and for the Financial Year.

(c)	The accounting and corporate books and records of the Issuer and the Shareholder, including without limitation the minutes and resolutions, are and have been kept in an orderly and diligent manner and in compliance with applicable laws and regulations, and accurately reflect all matters and transactions required to be recorded therein, in all material respects.

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10.11	No proceedings pending or threatened

No litigation, arbitration, administrative proceedings of or before any court, arbitral body or agency, have been started in writing or, to its best knowledge, threatened against the Issuer and the Shareholder.

10.12	No breach of laws

The Issuer and the Shareholder have not breached any applicable laws or regulation in a manner or to an extent that has or would be expected to have a Material Adverse Effect.

10.13	Taxation

(a)	It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax for a period not time-barred, unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them, which have been disclosed in the latest accounts of it; and

(iii)	such payment can be lawfully withheld.

(b)	No claims or investigations against it exists with respect to Taxes such that a liability of, or claim against it of fifty thousand euros (EUR 50,000) or more is reasonably likely to arise.

(c)	It is resident for tax purposes only in the jurisdiction of its incorporation.

10.14	Security and Financial Indebtedness

(a)	No Security (except any Permitted Security) exists over all or any of the present or future assets of it.

(b)	It has no Financial Indebtedness outstanding other than as permitted by these Terms and Conditions.

10.15	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of the European Parliament and the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is not located in any jurisdiction other than the Netherlands.

10.16	Documents

The documents provided to the Bondholders from time to time under the Finance Documents in connection with the Issuer are true, complete and accurate, in each case as at the date any such documents are provided to the Bondholders.

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10.17	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for those creditors whose claims are mandatorily preferred by laws of general application to companies.

10.18	Compliance with insurance obligations

The Issuer complies with all its insurance obligations and shall keep market standard insurance in place.

10.19	Representations related to the Project

(a)	Authorisation and Permits

All Authorisations and Permits reasonably expected to be necessary by the Project Company and the Bondholders for the construction, operation and maintenance of the Project have been obtained and there is currently no pending recourse against them.

(b)	Property and project rights

All material assets and rights reasonably expected to be necessary by the Project Company and the Bondholders for the construction, operation and maintenance of the Project including (i) access to the Site and all relevant rights of possession or occupation, way-leaves and other related rights and (ii) all relevant rights with respect to intellectual property necessary for the Project are available, by the appropriate time for the Project to be implemented.

10.20	Times when representations are made

(a)	The representations and warranties set out in this Clause 10 (Representations) are:

(i)	made on the Signing Date; and

(ii)	made on the Issue Date.

(b)	The representations and warranties set out in paragraphs (b) and (c) of Clause 10.10 (Financial statements) are deemed to be made on the date each set of financial statements is provided pursuant to Clause 11.1 (Financial statements).

11	INFORMATION UNDERTAKINGS

The undertakings in this Clause 11 (Information Undertakings) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents.

11.1	Financial statements and Issuer Bank Account statements

The Issuer shall supply the Bondholder as soon as the same become available, but in any event within 120 days after the end of each Financial Year, and together with the related auditors’ reports, with:

(i)	its audited annual financial statements for that Financial Year (and for the first time for the Financial Year ending on 31 December 2019); and

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(ii)	any auditors’ statement, but in any case the auditors’ statement relating to the audited consolidated financial statements; and

Each set of financial statements delivered by the Issuer pursuant to this Clause shall be certified by a manager of the Issuer as fairly representing its financial condition as at the date on which those financial statements were drawn up.

The Issuer shall procure that each set of financial statements delivered pursuant to this Clause is prepared using GAAP.

11.2	Information: miscellaneous

The Issuer shall supply the Bondholder with:

(a)	promptly, the details of any change of any director or manager of the Issuer;

(b)	promptly upon becoming aware of them, the details of any event which will give rise to a full or partial mandatory redemption of the Bonds;

(c)	as soon as practicable, such further information regarding the financial condition, business, operations and prospects of the Issuer as the Bondholder may reasonably request;

11.3	Notification of Event of Default

The Issuer shall notify the Bondholder of the occurrence of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of such occurrence.

11.4	Information related to the Project

The Issuer shall supply the Bondholder with:

☐	every year, audited financial statements of the SPV within 120 days after the end of each Financial Year, and together with the related auditors’ reports

☐	quarterly operational report with the operating performance of the PV Plant (including main events and accidents);

☐	half yearly report with

o	the operating performance of each PV Plant (including main events and accidents); and

o	the economic and financial performances of the Project.

11.5	Know your customer checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Issue Date;

(b)	any change in the status of the Issuer after the Issue Date; or

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(c)	a proposed assignment or transfer by a Bondholder of any of its Bonds under these Terms and Conditions to a party that is not a Bondholder prior to such assignment or transfer,

(i)	obliges any Bondholder to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Issuer shall, promptly upon the request of the relevant Bondholder supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the relevant Bondholder in order for such Bondholder or, any prospective new Bondholder to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents; or

(ii)	obliges the Issuer to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Bondholders shall, promptly upon the request of the Issuer supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Issuer in order for the latter to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.6	Amendments and waivers

The Issuer undertakes to provide the Bondholders with any draft of waiver request or amendment request addressed by the Issuer to the Bondholder and, if applicable and if agreed by the Facility Agent, with the signed version by the Facility Agent of such waiver request or amendment request.

12	UNDERTAKINGS

The undertakings in this Clause 12 (Undertakings) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents.

12.1	Maintenance of Status and authorisations

(a)	The Issuer shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any authorisation required under any law or regulation of the jurisdiction of its incorporation:

(i)	to enable it to perform its obligations under the Finance Documents to which it is party;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is party; and

(iii)	to carry on its business.

(b)	The Issuer shall do all things necessary to maintain its corporate existence.

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12.2	Compliance with laws

The Issuer shall comply in all material respects with all laws to which it may be subject, if failure so to comply has, or could reasonably be expected to have, a Material Adverse Effect.

12.3	Taxation

(a)	The Issuer shall pay and discharge all Taxes and social contributions imposed upon it and shall cause all Taxes and social contributions imposed upon their respective assets to be paid and discharged within the time period allowed and not time barred without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes or social contributions and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Bondholders under Clause 11.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	The Issuer shall not change its residence for tax purposes.

12.4	Corporate reconstruction

(a)	The Issuer shall not enter into any demerger, merger, conversion or dissolution and shall not issue any new shares.

(b)	The Issuer shall procure that no substantial change is made to the general nature of its ownership from that carried on at the Signing Date.

(c)	Notwithstanding the provisions of paragraph (b) above, if the Shareholder intends to sell a whole or a part of the shares of the Issuer, the Shareholder shall notify the Bondholders reasonably in advance. The Bondholders shall have then the right to contradict the Shareholder within five (5) Business Days after such notification for compelling reasons.

In any case, it being specified that the new shareholder shall comply with the compliance and KYC requirements of the Bondholders and the new shareholder shall enter into a new shares pledge agreement in the form of the Shares Pledge Agreement with the Bondholders.

12.5	Change of business

The Issuer shall procure that no substantial change is made to the general nature of its business from that carried on at the Signing Date.

12.6	Articles of association

Other than the deletion of transfer restrictions in relation to its shares, the Issuer shall not modify its articles of association without the prior information and the consent of the Bondholder unless the change is required by law, results from a deed or an act not prohibited under the Finance Documents or in the opinion of the Bondholder does not affect its rights or interests. The Bondholder cannot reject a modification of the articles of association without reasonably justifying its refusal and shall not unreasonably withhold consent.

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12.7	Pari passu ranking

The Issuer shall procure that, at all times, any unsecured and unsubordinated claims of a Bondholder against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

12.8	Negative pledge

(a)	The Issuer shall not create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Permitted Security.

12.9	Arm’s length terms

To the extent permitted by the other provisions of the Terms and Conditions, the Issuer shall not enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms.

12.10	Loans or credit

(a)	The Issuer shall not be a creditor in respect of any Financial Indebtedness.

(b)	The Issuer shall procure that the Project Company shall not be a creditor in respect of any Financial Indebtedness, except for the Project Facility Agreement and related documentation.

12.11	Guarantees

The Issuer shall not issue or allow to remain outstanding any guarantee (other than any guarantee which is Permitted Security) in respect of any liability or obligation of any person.

12.12	Distributions

(a)	The Issuer shall be entitled to transfer the Available Cash for Distributions within seven (7) Business Days following the Interest Payment Date from the Issuer Bank Account to an account designated by the Shareholder and apply such amounts towards Distribution if, as at such Interest Payment Date and on the proposed date for transfer, the following conditions have been met:

(i)	no Event of Default is continuing;

(ii)	the Issuer complies with the provisions of sub-paragraph (i) of Clause 13.2(b) (Withdrawals from the Issuer Bank Account); and

(iii)	the Distribution by way of payment of dividends having been validly approved by a resolution of the Issuer’s shareholder or by the Issuer’s board of managers, as applicable.

(b)	The Issuer shall procure not to make any Distributions to any Affiliate to the exclusion of the Shareholder.

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12.13	Financial Indebtedness

(a)	The Issuer shall not incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	The Issuer shall procure that the Project Company shall not incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(c)	Paragraph (a) and (b) above does not apply to Financial Indebtedness that is Permitted Financial Indebtedness.

(d)	No Security (except any Permitted Security) exists over all or any of the present or future assets of it.

12.14	Expenses

Unless it is made otherwise with the prior written consent of the Bondholders, the Issuer shall not incur or agree to incur any expenditure except:

(a)	the Finance Documents;

(b)	as envisaged in the relevant Business Plan; and

(c)	in accordance with good industry practice.

12.15	Other material agreements

(a)	The Issuer shall not enter into any material agreements which has Material Adverse Effect on the Project.

(b)	The Issuer procure that the Project Company shall not enter into any material agreements which have a Material Adverse Effect on the Project.

(c)	Neither the Issuer nor the Project Company is permitted to enter into any management agreement with another person, except for any management agreement that has been approved by the Bondholder (such approval not to be unreasonably withheld) and that provides that fees payable thereunder are not due before the Bonds have been redeemed in full.

12.16	Amendments

The Issuer shall not amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Documents or enter into any agreement with the Shareholder except in writing to the extent permitted by these Terms and Conditions.

12.17	Centre of main interests

The Issuer shall keep its existing registered office in Netherlands and shall not deliberately change its centre of main interest (as that term is used in Article 3(1) of the Regulation).

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12.18	Authorisations and Permits

The Issuer shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any authorisation and permit required under any law or regulation of its jurisdiction of incorporation (a) necessary for its business, (b) to enable it perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document and (c) to own its assets and carry out its business as it is being conducted unless the lack of such Authorisation or Permit does not have, or may not reasonably expected to have, a Material Adverse Effect.

12.19	Project implementation

The Issuer shall ensure that the Project is implemented in all material respects in accordance with the Transaction Documents (including, for the avoidance of doubt, meeting longstop dates set out therein), good industry practice, the Permits and applicable laws.

12.20	Maintenance of ownership, no abandonment

(a)	The Issuer shall maintain its full ownership of the Project Company.

(b)	The Issuer shall procure that the Project Company maintains direct control of the Solar Park.

(c)	The Issuer shall not abandon and shall procure that the Project Company does not abandon, all or a material part of the Project or the Solar Park.

(d)	The Issuer shall not transfer, and procure that the Project Company shall not transfer, any of its rights and/or obligations under the Finance Documents.

12.21	Sanctions, Anti-bribery and Anti-corruption

(a)	The Issuer shall not (and shall procure that the Project Company will not) directly or indirectly:

(i)	use the proceeds of the Bonds (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by the Bondholder (including without limitation as a result of the proceeds of the Bonds being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person; or

(ii)	use the proceeds of the Bonds for any purpose or engage in in any activity or conduct which would breach any relevant anti-bribery, anti-corruption or anti-money laundering laws or regulations.

(b)	The Issuer shall (and shall procure that the Project Company will) ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Issuer to the Bondholder in connection with the Bonds, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Bondholder in respect of the Bonds.

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(c)	The Issuer shall (and shall procure that the Project Company will) implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph

(a)	or (b) above.

(d)	The Issuer shall (and shall procure that the Project Company will), promptly upon becoming aware of the same, supply to the Bondholder details of any claim, action, suit, Sanctioned Person proceedings or investigation against it with respect to Sanctions.

13	ACCOUNTS

13.1	General account provisions

(a)	The Issuer shall not hold any other account than the Issuer Bank Account, unless previously agreed by the Bondholder.

(b)	The Issuer shall procure that the Project Company does not open or any other account than the current existing account at the date of the Subscription Agreement, unless previously agreed by the Bondholder.

(c)	The Issuer shall maintain opened at all times the Issuer Bank Account with the Account Bank.

(d)	The Issuer shall operate the Issuer Bank Account in accordance with the Finance Documents.

(e)	The Issuer shall not make any payments to, nor withdrawals from, the Issuer Bank Account otherwise than in accordance with the Finance Documents.

(f)	Any withdrawal from the Issuer Bank Account must be by way of bank transfer, unless otherwise agreed with the Bondholders.

(g)	The Issuer undertakes not to close its Issuer Bank Account without the prior written consent of the Bondholder, for so long as any amount is outstanding under the Finance Documents.

(h)	The Issuer Bank Account shall be pledged (first ranking) to the Bondholders pursuant to the Bank Account Pledge Agreement.

13.2	Issuer Bank Account

(a)	Credits to the Issuer Bank Account

The Issuer procures that all amounts standing to the credit of any account opened in the name of the Issuer and which the Issuer may dispose of with no restrictions shall be transferred to the Issuer Bank Account in a timely manner and no later than seven (7) days prior to the Interest Payment Date.

(b)	Withdrawals from the Issuer Bank Account

The Issuer shall only withdraw amounts from the Issuer Bank Account for the following purposes and in the following priority order (the “Cash Waterfall”):

(i)	first, to pay any Taxes due;

(ii)	second, to pay any costs, expenses and fees due and payable by it to the Bondholders under the relevant Finance Documents;

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(iii)	third, to pay any unpaid interest on the Principal;

(iv)	fourth, to pay any interest on the Principal;

(v)	fifth, to pay any unpaid Outstanding Principal due and payable;

(vi)	sixth, to pay the Mandatory Redemption under Clause 3.4(a) (Change of control);

(vii)	eighth, to pay the Mandatory Redemption under Clause 3.3 (Redemption at the option of Bondholders due to illegality);

(viii)	ninth, to fund any voluntary redemption under Clause 3.2 (Full Voluntary Redemption);

remaining amounts after paragraph (viii) above shall constitute “Available Cash for Distributions”;

(ix)	tenth, transfers of the Available Cash for Distributions to an account designated by the Shareholder, subject to the provisions of Clause 12.12 (Distributions).

14	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 14 (Events of Default) is an Event of Default.

14.1	Events of Default

(a)	Non-payment

(i)	The Issuer does not pay on the due date any amount payable pursuant to a Finance Document or under this Agreement at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within ten (10) Business Days of its due date; and

(ii)	Any other amount not covered in (i) above, which falls due under any Finance Document within ten (10) Business Days after the earlier of (a) the Issuer becoming aware of such default and (b) the Borrower receiving written notice thereof from the Bondholder.

(b)	Other obligations

The Issuer or the Shareholder does not comply with any provisions of the Finance Documents (other than those referred in Clause 14.1(a) (Non-payment)).

No Event of Default under Clause 14.1(b) (Other obligations) will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of: (i) the Bondholder giving written notice to the Issuer and (ii) the Issuer and/or the Shareholder becoming aware of the failure to comply.

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(c)	Auditors’ certification

The statutory auditors of the Issuer (if any) refuse to certify without reservations (other than technical and/or non-material reservations) the Issuer’s accounts and this is not remedied within forty five (45) Business Days.

(d)	Issuer’s Misrepresentation

Any representation or statement made or deemed made by or on behalf of the Issuer and/or the Shareholder in the Finance Documents or any other document delivered by or on behalf of the Issuer under or in connection with any Finance Document to the Bondholder is or provers to have been incorrect or misleading in any material respect when made or deemed to be made.

(e)	Cross default

(i)	if it has a Material Adverse Effect on the Business Plan:

(A)	any commitment for any Financial Indebtedness of the Issuer is cancelled or suspended by a creditor as a result of an event of default (however described);

(B)	any creditor becomes entitled to declare any Financial Indebtedness of the Issuer due and payable prior to its specified maturity as a result of an event of default (however described); and

(C)	a default or a termination event (however described) or a mandatory prepayment under the Project Facility Agreement has occurred.

(ii)	any creditor becomes entitled to declare any Financial Indebtedness of the Project Company due or payable prior to its specified maturity.

(f)	Unlawfulness

It is or becomes unlawful for the Issuer to perform any of its obligations under a Finance Document.

(g)	Insolvency

(i)	The Issuer or the Shareholder is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii)	The Issuer, the Shareholder or the Project Company is granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) or becomes insolvent for the purpose of any applicable insolvency law.

(iii)	A moratorium is declared in respect of any indebtedness of the Issuer, the Project Company or the Shareholder.

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(h)	Insolvency proceedings

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Issuer or the Shareholder;

(B)	a composition, compromise, assignment or arrangement with any creditor of the Issuer or the Shareholder;

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Issuer or the Shareholder or any of its assets;

(D)	enforcement of any Security (except for any Security under a Security Document) over any assets of the Issuer or the Shareholder.

(ii)	Any similar procedure, judgment or step is taken in any jurisdiction.

(i)	Cessation of business

The Issuer or the Project Company ceases to or takes clear steps to cease to carry on all or a substantial part of its business.

(j)	Material Adverse Effect

Any event or combination of events arises, which has a Material Adverse Effect.

(k)	Business Plan

(i)	At any point in time, any operational expenditures, capital expenditures or any other type of expenditures actually incurred by Issuer is significantly different from the relevant expenditures specified in the Business Plan.

(ii)	The entering into by the Issuer, outside of the Business Plan and without the prior consent of the Subscriber of any agreement that would have an impact on the capacity of the Issuer to pay Principal, interest and any other amount due to the Bondholder under the Finance Documents.

(l)	Breach of purpose of the Issue

The Issuer does not comply with the provisions of clause 7.1 (Purpose) of the Subscription Agreement.

(m)	Project Event

A Project Event occurs with respect to the Project.

No Event of Default under paragraph above will occur if the Project Event is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Representative of Holders giving notice to the Issuer and (ii) the Issuer becoming aware of the Project Event.

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(n)	In respect of the Project

(i)	The Project is suspended or abandoned; or

(ii)	The Project Company ceases or suspends its activity.

(o)	Project Documents

(i)	Subject to any cure period as may be set out in the relevant Project Document, the Project Company fails to comply with any provision of a material provision of a Project Document.

(ii)	Any Project Document ceases to be in full force and effect or otherwise being invalid, illegal, ineffective, suspended or unenforceable for any reason whatoever.

(iii)	Any material provision of a Project Document is amended without the consent of the Bondholder.

(p)	In respect of the SPA or the SPA Addendum

(i)	The Issuer does not exercise its rights under the SPA or under the SPA Addendum towards Coöperatie Unisun Energy U.A. after being put on notice by the Bondholder.

(ii)	Alternus Energy, Inc. does not pay to the Seller the entire outstanding amount of the loan of EUR 1,689,864,40 on or before 31 January 2020.

(q)	In respect of the Waiver Letter

(i)	Coöperatieve Rabobank U.A. has not satisfactory completed its know your customer procedures in respect of the Bondholder by 14 February 2020, notwithstanding the fulfilment of the obligation of the Bondholder under the Waiver Letter.

14.2	Acceleration

At any time after the occurrence of an Event of Default the Bondholder may, without any judicial or extra judicial step, by notice to the Issuer and if the Event of Default has not been remedied within ten (10) Business Days notification by the Bondholder:

(i)	declare the Bonds, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(ii)	take steps to enforce all or part of the Security granted by or in relation to the Issuer and created under any Security Documents;

(iii)	take such action as it considers necessary or advisable in order to preserve the value of the Security granted by or in relation to the Issuer and constituted by or pursuant to the Security Documents;

(iv)	exercise its Conversion Right in accordance with the provisions of clause 4 (Conversion).

15	LIMITED RECOURSE AGAINST THE BONDHOLDER

Notwithstanding any other provision of the Subscription Agreement or these Terms and Conditions, the Issuer hereby expressly agrees and acknowledges that by issuing the Bonds and receiving the Subscription Price from [*] acting on behalf of the Bondholder, the Issuer undertakes not to take or join any person in taking any steps against the Bondholder for the purpose of seeking the liability of the Bondholder or obtaining payment of any amount due to it from the Bondholder under any Finance Document for sums in excess of the amount of the funds of the Bondholder which are available to be allocated to such payment in accordance with, and subject to, the Bondholder Regulations and the relevant Finance Document.

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SECTION 6

CHANGES TO THE PARTIES

16	OFFER OF BONDS AND CHANGES TO THE BONDHOLDERS

16.1	1 Transfer of Bonds

(a)	The Bonds are not be transferable without the prior written approval of the Issuer (such approval not to be unreasonably withheld or delayed), which approval shall be deemed given if the Issuer does not expressly notify its refusal within twenty (20) Business Days following receipt of a transfer request.

No transfer of a part of the Bonds not already redeemed can be made.

No transfer can be made to an entity incorporated, domiciled, established, or acting through a Participation Office situated, in a Non-Cooperative Jurisdiction, or several new Bondholders.

(b)	Notwithstanding Clause 16.1(a), a Bond may be transferred by an existing Bondholder to a new Bondholder without the prior approval of the Issuer in the event that (i) it concerns an affiliate of the existing Bondholder and (ii) an Event of Default has occurred and such Event of Default is continuing, subject to the other provisions of these Terms and Conditions.

(c)	No Bonds may be offered, sold, transferred or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation.

(d)	The Issuer shall at all times keep at its registered office, in accordance with Dutch law, a register (the “Register”) showing the number of outstanding Bonds, and all subsequent transfers, repayments and changes of ownership in respect thereof, as well as the names and addresses of the Bondholders.

(e)	The Issuer shall make the Register readily available to the Bondholders (or to any person authorised by any of them) for inspection (including the taking of copies), upon reasonable prior notice.

16.2	Conditions of transfer

Any transfer shall be made by way of a Transfer Agreement, to be notified to the Issuer, duly completed and executed by both the transferee and the transferor. A transfer of Bonds shall only be effective after the prior written approval and notification of the Issuer (such approval not to be unreasonably delayed or withheld) and on the completion by the Bondholder, if applicable, of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such transfer to a new Bondholder, the completion of which the Bondholder shall promptly notify to the existing Bondholder and the new Bondholder. Following receipt by the Issuer of the documents referred to above, the Issuer shall (i) register the corresponding transfer in the Register and (ii) provide the Bondholder, the Bondholders and the relevant transferee with a certified copy of the updated Register.

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If:

(a)	a Bondholder transfers any of its rights or obligations under the Finance Documents or changes its Participation Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Issuer would be obliged to make a payment to the new Bondholder or Bondholder acting through its new Participation Office, then the new Bondholder or Bondholder acting through its new Participation Office is only entitled to receive reduced payments.

16.3	Limitation of responsibility of existing Bondholders

(a)	Unless expressly agreed to the contrary, an existing Bondholder makes no representation or warranty and assumes no responsibility to a new Bondholder for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Issuer;

(iii)	the performance and observance by the Issuer of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each new Bondholder confirms to the existing Bondholder and the other Bondholders that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Issuer and its Affiliates in connection with its holding of the Bonds and has not relied exclusively on any information provided to it by the existing Bondholder in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Issuer and its related entities whilst any amount is or may be outstanding under the Finance Documents.

(c)	Nothing in any Finance Document obliges an existing Bondholder to:

(i)	accept a re-transfer or re-assignment from a new bondholder of any of the rights and obligations assigned or transferred under this Clause 16 (Changes to the Bondholders); or

(ii)	support any losses directly or indirectly incurred by the new Bondholder by reason of the non-performance by the Issuer of its obligations under the Finance Documents or otherwise.

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16.4	Security over the Bondholders’ rights

Any Bondholder may, subject to the Issuer’s prior consent (not to be unreasonably withheld or delayed), at any time charge, assign or otherwise create a Security in or over all or any of its rights under any Finance Document including over the Bonds held by it (or their proceeds).

16.5	Subscription Agreement

(a)	The Subscription Agreement includes certain provisions relating to the Bonds and, in particular, an obligation for any transferee of Bonds who is not already a party to the Subscription Agreement to accede to the Subscription Agreement no later than on the time of such transfer.

(b)	The Issuer shall not register the corresponding transfer in the Register unless the Issuer is satisfied that the accession requirements and/or the above mentioned provisions of the Subscription Agreement have been complied with.

16.6	Disclosure of information

The Issuer must keep confidential the terms of these Terms and Conditions and of the Finance Documents and any information disclosed in connection to these. However, the Issuer is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by the Issuer of this Clause;

(b)	if required to do so under any law or regulation;

(c)	to its professional advisers; or

(d)	with the agreement of the Bondholder.

17	NO CHANGE OF THE ISSUER

The Issuer may not assign or otherwise transfer any of its rights or obligations in connection with the Finance Documents or the Bonds.

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SECTION 7

ADMINISTRATION

18	PAYMENT MECHANICS

18.1	Payments to the Bondholders

On each date on which the Issuer is required to make a payment to a Bondholder under the Finance Documents, the Issuer shall pay such amount on or prior the due date directly to that Bondholder, and to the account designated for that purpose by that Bondholder.

18.2	No set-off or deductions

All payments made by the Issuer under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

18.3	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not one).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under these Terms and Conditions, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

(c)	By way of exception to paragraph (a) above, if the Maturity Date does not fall on a date which is a Business Day, payments which should have been made on the Maturity Date shall be made on the immediately preceding Business Day.

18.4	Currency of account

(a)	Subject to paragraphs (b) to (d) below, the Base Currency is the currency of account and payment for any sum due from the Issuer under any Finance Document.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

19	SET-OFF

A Bondholder may set off any matured obligation due from the Issuer under the Finance Documents (to the extent beneficially owned by that Bondholder) against any matured obligation owed by that Bondholder to the Issuer, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bondholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20	PASSING OF TIME

Any action against the Issuer in respect of repayment of principal or payment of interest due pursuant to these Terms and Conditions shall be extinguished ten years (as regards principal) and five years (as regards interest), respectively, from the date on which the relevant amount becomes due and payable.

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SECTION 8

GOVERNING LAW AND JURISDICTION

21	GOVERNING LAW

These Terms and Conditions, the Bonds and any related documents, including any non- contractual obligations arising hereunder or in connection herewith, are subject to and shall be construed in accordance with Dutch law.

22	SUBMISSION TO JURISDICTION

All disputes (including this Clause 22) arising between the parties concerning the validity, interpretation or performance of these Terms and Conditions and any non-contractual obligation arising out of or in connection with these Terms and Conditions shall be heard before the courts of Amsterdam.

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